Exhibit 99.1

DOLLAR TREE & FAMILY DOLLAR HOSTING NATIONWIDE FIELD
MANAGEMENT HIRING EVENT AT SELECT STORES ON MAY 15

CHESAPEAKE, Va. - May 1, 2019 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores, plans to hire store managers and assistant store managers during its Nationwide Management Hiring Event hosted at participating Dollar Tree and Family Dollar stores across the country on Wednesday, May 15.

“We are seeking talented and motivated individuals for store managerial positions, which are critical to our Company’s success,” stated Betty Click, Chief Human Resources Officer. “We are excited to grow our leadership team to better serve our customers with even greater values and convenience.”

As a growth company with more than 15,000 stores across North America, and plans to open hundreds of stores annually, now is an exciting time to join the Dollar Tree and Family Dollar team. Along with a total rewards package, the Company continues its commitment to ongoing training and talent development. There are numerous opportunities for career growth that contribute to the Company’s success. Within the past year more than 35,000 associates were promoted into new positions within the organization.

Interviews will be conducted at participating U.S. store locations on May 15 from 10:00 AM to 7:00 PM local time. Interested applicants are encouraged to complete an application online prior to attending the event at www.DollarTree.com/careers and www.FamilyDollar.com/corporate/careers.

About Dollar Tree, Inc.
Dollar Tree, a Fortune 200 Company, operated 15,237 stores across 48 states and five Canadian provinces as of February 2, 2019. Stores operate under the brands of Dollar Tree, Family Dollar and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

CONTACT:     Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations www.DollarTree.com
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